Exhibit 10.2

CONSENT, WAIVER AND LOCK-UP AGREEMENT

THIS CONSENT, WAIVER AND LOCK-UP AGREEMENT (the “Agreement”) is made and entered into on April 21, 2004, by and among SCP Private Equity Partners II, L.P., a Delaware limited partnership (“SCP II”), TECORE, Inc. a Texas corporation (“Tecore”), Mellon Ventures, L.P. a Delaware limited partnership (“Mellon”), SCP Private Equity Partners, L.P. (“SCP”) and AirNet Communications Corporation, a Delaware corporation (“AirNet”) (collectively, SCP II and Tecore are hereinafter referred to as the “Note Holders”; collectively, SCP II, Tecore, Mellon and SCP are hereinafter referred to as the “Holders”).

RECITALS

A. The Note Holders and AirNet are parties to that certain Securities Purchase Agreement dated as of June 5, 2003 (the “Note Purchase Agreement”) whereby AirNet delivered to each Note Holder a Senior Secured Convertible Note dated August 13, 2003 (the “Notes”), convertible into shares of AirNet Common Stock, $0.001 par value. The shares of Common Stock into which the Notes may be converted are referred to herein as the “Shares”.

B. The Holders and AirNet are parties to that certain Second Amended and Restated Agreement among Series E, Series F and Series G Preferred Stockholders and Senior Registration Rights Agreement dated September 7, 1999, as amended from time to time (the “1999 Registration Rights Agreement”).

C. AirNet has determined that it is advisable and in its best interest to enter into a Securities Purchase Agreement (the “Purchase Agreement”) with the Investors named therein (the “Investors”), whereby AirNet agrees to sell to each Investor, and each Investor agrees to purchase from AirNet in a private offering shares of Common Stock and Warrants (“Warrants”) to purchase shares of Common Stock on the terms set forth in the Purchase Agreement (the “Offering”).

D. Under the terms of the Purchase Agreement, AirNet has agreed to sell shares of its Common Stock and Warrants for a minimum of $5,000,000 with warrant coverage equal to 50% of the shares of Common Stock to be purchased as units of a share of Common Stock and applicable Warrant at a purchase price equal to 82.5% of the lesser of (i) $1.10, (ii) the closing sales price of the Common Stock on the trading day immediately prior to the date of the Purchase Agreement, or (iii) the average closing price of AirNet’s Common Stock for the ten trading days immediately prior to the date of the Purchase Agreement for each share of Common Stock and related Warrant (“Reference Price”). The exercise price of the Warrants will be 120% of the Reference Price per share of Common Stock covered by the Warrants.

E. AirNet has agreed to file promptly a registration statement on Form S-3 (the “ Registration Statement”) in order to register for resale the shares of Common Stock and the shares of Common Stock underlying the Warrants to be purchased in the Offering.

F. It is a condition to the Investors’ obligations to close under the Purchase Agreement that the Holders execute and deliver this Agreement to AirNet.

G. In contemplation of, and as a material inducement for the Investors to enter into, the Purchase Agreement, the Holders and AirNet have each agreed to execute and deliver this Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein, Ten Dollars ($10), and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1. Definitions. Capitalized terms used but not otherwise defined in this Agreement have the meanings set forth in the Purchase Agreement.

2. Effectiveness of Agreement. The Holders’ obligations under this Agreement are contingent upon and shall be effective only upon the Closing of the Offering. If the Closing of the Offering has not occurred by 5:30 p.m., EST, on April 30, 2004, the obligations of the Holders’ under this Agreement shall expire.

3. Consents.

(a) Pursuant to Section 5.3(b) of the Note Purchase Agreement, each Note Holder hereby consents and agrees to the Offering as contemplated by the Purchase Agreement, and to the issuance by AirNet of the Common Stock and Warrants contemplated thereby.

(b) Each of the Holders acknowledges and consents to the grant by AirNet to the Investors of registration rights as set forth in the Registration Rights Agreement to be signed by AirNet and the Investors pursuant to the Purchase Agreement (the “2004 Registration Rights Agreement”) with rights senior to those of the Holders under the 1999 Registration Rights Agreement.

(c) Each of the Holders acknowledges and consents to the grant by AirNet of registration rights underlying the warrants for Common Stock issued TN Capital Equities Limited (“TNC”) as a placement fee in connection with the Offering.

4. Mellon’s Registration Rights. AirNet and the Holders each hereby acknowledge and confirm that Mellon’s shares of Common Stock acquired upon its conversion of shares of Series B Preferred Stock, its exercise of warrants previously granted by AirNet, and its purchase of shares of Common Stock from Tandem PCS Investments, L.P. in August 2003 constitute “Registrable Securities” as defined in the 1999 Registration Rights Agreement.

5. Waiver.

(a) Subject to Section 5(b) below, pursuant to Section 4.9 of the 1999 Registration Rights Agreement, each Holder hereby absolutely, irrevocably and unconditionally waives and defers all of such Holder’s right, title and interest to registration rights granted pursuant to Article II of the Registration Rights Agreement for the period from the date of this Agreement through the date that is the earlier of (i) the date that all shares held by the Investors and registered pursuant to the Registration Statement have been sold or (ii) 180 days after the date (the “Effective Date”) the Registration Statement is declared effective by the Securities and Exchange Commission (plus one additional day for each

Trading Day following the Effective Date during which either (1) the Registration Statement is not effective or (2) the prospectus forming a portion of the Registration Statement is not available for the resale of all Registrable Securities required to be covered thereby) (the “Lockup Period”), including any rights of piggyback registration (arising out of the proposed registration of securities being sold in the Offering or otherwise) or written notification thereof pursuant to Section 2.2 of the 1999 Registration Rights Agreement; provided, that the Lockup Period shall not extend beyond the 270th day following the date by which the Registration Statement is required to be declared effective under the registration rights agreement between AirNet and the Investors, so long as AirNet shall have filed the Registration Statement and used its reasonable best efforts to cause it to be declared effective as quickly as possible.

(b) Notwithstanding the foregoing Section 5(a), the parties to this Agreement acknowledge and agree that Tecore may exercise its piggy-back registration rights under the 1999 Registration Rights Agreement in order to register for sale up to 5 million Shares held of record by Tecore in the Registration Statement, as contemplated in Schedule 3.1 (v) of the Purchase Agreement.

6. Note Conversion; Lockup.

(a) The parties acknowledge that on April 9, 2004 Tecore elected to convert $1,000,000 of principal of its Note into Shares of AirNet’s Common Stock. From and after the Closing Date until the expiration of the Lockup Period, each Note Holder irrevocably agrees that, except as permitted by Section 6(c) below, it will not exercise its right to convert all or any portion of the unpaid principal amount of its Note and all or any portion of accrued but unpaid interest into Shares.

(b) From and after the Closing Date until the expiration of the Lockup Period, except for the piggy-back registration by Tecore of up to 5 million Shares of Common Stock as contemplated in Section 5(b) above, each Note Holder hereby irrevocably agrees it will not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or announce the offering of, any of the Shares or any securities convertible into, or exchangeable for, or representing the rights to receive, Shares or join in any registration statement under the Securities Act of 1933, as amended.

(c) Notwithstanding Sections 6(a) and 6(b) above, from and after the Closing Date until the expiration of the Lockup Period, AirNet has the right to request the conversion of up to an aggregate of Three Million Dollars ($3,000,000) of the outstanding principal amount of the Notes (the “Conversion Amount”) into Shares (the “Excepted Shares”). In the event AirNet makes such a request and in the event any of the Note Holders agree to such request, from and after the Closing Date until the expiration of the Lockup Period, each Note Holder hereby agrees that upon such conversion it will not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or announce the offering of, any of the Excepted Shares or any securities convertible into, or exchangeable for, or representing the rights to receive, Excepted Shares or join in any registration statement under the Securities Act of 1933, as amended.

7. Third-Party Beneficiaries. The Holders and AirNet acknowledge and agree that this Agreement is entered into for the benefit of and is enforceable by the Investors and their successors and assigns.

8. No Additional Fees/Payment. Other than the consideration specifically referenced herein, the parties hereto agree that no fee, payment or additional consideration in any form has or will be paid to any Holder in connection with this Agreement.

9. Enumeration and Headings. The enumeration and headings contained in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

10. Counterparts. This Agreement may be executed in facsimile and in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which shall together constitute one and the same agreement.

11. Successors and Assigns. This Agreement and the terms, covenants, provisions and conditions hereof shall be binding upon, and shall inure to the benefit of, the respective heirs, successors and assigns of the parties hereto. Any sale, transfer or assignment of interests under the Notes by a Note Holder during the Lockup Period will be ineffective unless the transferee agrees to be bound by the terms of this Agreement.

12. Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision will be conformed to prevailing law rather than voided, if possible, in order to achieve the intent of the parties and, in any event, the remaining provisions of this Agreement shall remain in full force and effect and shall be binding upon the parties hereto.

13. Amendment. This Agreement may not be amended or modified in any manner except by a written agreement executed by each of the parties hereto if and only if such modification or amendment is consented to in writing by the holders of the majority in interest of the Common Stock issued to the Investors under the Purchase Agreement.

14. Governing Law. The terms and provisions of this Agreement shall be construed in accordance with the laws of the State of Delaware and the federal laws of the United States of America applicable therein.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement as of the day and year first above written.

SCP PRIVATE EQUITY PARTNERS II, L.P.

By:	SCP Private Equity II General Partner, L.P., its General Partner
By:	SCP Private Equity II, LLC

By:	s/ Winston J. Churchill
Name:	Winston J. Churchill
Title:

TECORE, INC.

By:	s/ Jay Salkini
Name:	Jay Salkini
Title:	President & CEO

MELLON VENTURES, L.P.

By:	MVMA, L.P., its General Partner
By:	MVMA, Inc., its General Partner

By:	s/ Ronald J. Coombs
Name:	Ronald J. Coombs
Title:	Chief Financial Officer

SCP PRIVATE EQUITY PARTNERS, L.P.

By:	SCP Private Equity Management, its General Partner
By:

By:	s/ Winston J. Churchill
Name:	Winston J. Churchill
Title:

AIRNET COMMUNICATIONS CORPORATION

By:	s/ Glenn Ehley
Name:	Glenn Ehley
Title:	President & CEO